Exhibit 3.2

CERTIFICATE OF correction

TO THE

CERTIFICATE OF DESIGNATION

OF

SERIES G CONVERTIBLE PREFERRED STOCK

OF

STAFFING 360 SOLUTIONS, Inc.

Pursuant to Section 103 of the

General Corporation Law of the State of Delaware

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:

FIRST. The name of the corporation is Staffing 360 Solutions, Inc.

SECOND. That a Certificate of Designation for Series G Convertible Preferred Stock (the “Certificate of Designation”) was filed by the Secretary of State of Delaware on May 6, 2021, and said Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

THIRD. The inaccuracy or defect of the Certificate of Designation to be corrected is a typographical error in Section 6.1.1, whereby a value that should have been stated to be “$1.00” was stated as “$0.61”.

FOURTH. Section 6.1.1 of the Certificate of Designation is corrected in its entirety to read as follows:

6.1.1 Conversion Ratio. Each share of Series G Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after a Conversion Trigger (as defined below), and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series G Liquidation Value plus any accrued but unpaid dividends on such share by the Series G Conversion Price or the Series G-l Conversion Price (as defined below) in effect at the time of conversion. The “Series G Conversion Price” and the “Series G-l Conversion Price” shall be $1.00. Such Series G Conversion Price and Series G-l Conversion Price, and the rate at which shares of Series G and Series G-1 Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. As used herein, the term “Conversion Trigger” means (i) with respect to the Series G Convertible Preferred Stock, the earlier of October 31, 2022 or the occurrence of a Preferred Default (as defined in Section 3.1 herein) and (ii) with respect to the Series G-l Convertible Preferred Stock, October 31, 2020.

FIFTH. All other provisions of the Certificate of Designation shall remain unchanged.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 11th day of May, 2021.

STAFFING 360 SOLUTIONS, Inc.,
a Delaware corporation

By:	/s/ Brendan Flood
Brendan Flood,
Chairman and Chief Executive Officer